EXHIBIT 11


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
                     FRED MEYER, INC. AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER COMMON SHARE

                  (In thousands, except per share amounts)
                                (Unaudited)




                                                       12 Weeks Ended               28 Weeks Ended
                                                     -------------------          -------------------
                                                     Aug. 17,    Aug. 12,         Aug. 17,    Aug. 12,
                                                        1996        1995             1996        1995
                                                     -------     -------          -------     -------
Weighted average number of
  shares outstanding...............................   26,722      26,704           26,713      26,663

Weighted average number of
  shares under option..............................    4,218       2,790            3,935       2,904

Shares assumed to have been
  purchased under the
  treasury stock method............................   (2,237)     (1,125)          (2,039)     (1,143)
                                                     -------     -------          -------     -------

Weighted average number of
  common and common equivalent
  shares outstanding...............................   28,703      28,369           28,609      28,424
                                                     =======     =======          =======     =======

Net income ........................................  $15,173     $10,673          $24,617     $13,756
                                                     =======     =======          =======     =======

Earnings per common share..........................     $.53        $.38             $.86        $.48
                                                        ====        ====             ====        ====
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